Exhibit 5

METAMORPHIX, INC.

REGISTRATION RIGHTS AGREEMENT

Dated as of February 28, 2002

METAMORPHIX, INC.
REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT (the “Agreement”) is dated as of February 28, 2002, and is entered into by and among MetaMorphix, Inc., a Delaware corporation (the “Company”), PE Corporation (NY), a New York corporation, acting through its Celera Genomics Group (“Celera”) and each other holder of Registrable Securities that executes this Agreement on the date hereof or becomes a party to this Agreement from time to time hereafter (collectively referred to herein as the “Shareholders”).

RECITALS

WHEREAS, on the date hereof Celera is acquiring shares of the Company’s Series E Convertible Preferred Stock (the “Preferred Stock”) pursuant to a Series E Convertible Preferred Stock Purchase Agreement dated as of the date hereof (the “Purchase Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and the Purchase Agreement, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

GENERAL PROVISIONS; DEFINITIONS; INTERPRETATION

Section 1.01  Definitions.  As used in this Agreement, the following terms have the meanings indicated below or in the referenced sections of this Agreement:

(a)                          “Common Stock.” The Company’s Common Stock, par value $.001 per share, as the same may be constituted from time to time.

(b)                         “Demand Registration.” As defined in Section 2.01 hereof.

(c)                          “Exchange Act.” The Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

(d)                         “IPO.” The Company’s first firm commitment underwritten public offering of its Common Stock registered under the Securities Act.

(e)                          “NASD.” The National Association of Securities Dealers, Inc.

(f)                            “Person.” An individual, a partnership, a corporation, a limited liability company or partnership, an association, a joint stock company, a trust, a business trust, a joint venture, an unincorporated organization or a government entity or any department, agency, or political subdivision thereof.

(g)                         “Piggyback Registration.” As defined in 3.01 hereof.

(h)                         “Registrable Securities.” Any shares of Common Stock of the Company held by the Shareholders and any shares of Common Stock that such Shareholder has the right to acquire, or does acquire, upon the conversion or exercise of any option, warrant or other convertible security of the Company (including, without limitation, the Preferred Stock) or, in either case, its permitted transferees; provided, that a Registrable security ceases to be a Registrable Security when (i) it is registered under the Securities Act and disposed of in accordance with the registration statement covering it, (ii) it is sold or transferred in accordance with the requirements of Rule 144 (or similar provisions then in effect) promulgated by the SEC under the Securities Act (“Rule 144”), or (iii) it is eligible to be sold or transferred under Rule 144 without holding period or volume limitations.

(i)                             “Registration Expenses.” As defined in Section 6.01 hereof, subject to Section 6.02 hereof.

(j)                             “SEC.” The United States Securities and Exchange Commission.

(k)                          “Securities Act.” The Securities Act of 1933, as amended, and the rules and regulations thereunder.

Section 1.02  Registrable Securities Held.  A Person is deemed to be a holder of Registrable Securities whenever that Person owns, directly or beneficially, or has the right to acquire Registrable Securities, disregarding any legal restrictions upon the exercise of that right.

Section 1.03  Shareholders and Shareholder Determinations.  Whenever this agreement provides that any matter is subject to the consent or approval of the Shareholders, or provides that the Shareholders may or are required to make a determination regarding any matter, such decisions shall be determined by Shareholders holding a majority of the Registrable Securities unless otherwise specified in the applicable provision of this Agreement. In the context of any registration, a majority of the Registrable Securities means more than 50% of the Registrable Securities registered or being registered, as applicable, in connection with such registration, and otherwise means more than 50% of all Registrable Securities held by the Shareholders.

ARTICLE II

DEMAND REGISTRATION

Section 2.01  Request for Registration.

(a)                                  Subject to the provisions of Section 2.02, at any time and from time to time any one or more Shareholders may demand that the Company register all or part of its Registrable Securities under the Securities Act (a “Demand Registration”), provided, that with respect to a Demand Registration on Form S-1 (or any successor to Form S-1 or any similar long-form registration) (i) only Shareholders holding a majority of Registrable

Securities may initiate the demand; (ii) the aggregate number of shares to be registered per Demand Registration shall either (a) represent not less than 15% of the then issued and outstanding Registrable Securities or (b) are reasonably expected to have an aggregate selling price of at least $10 million and (iii) the Company shall not be obligated to effect more than two registrations pursuant to this Section 2.01. In connection with a Demand Registration on Form S-3, (i) any one or more Shareholders may initiate the demand; (ii) the aggregate number of shares to be registered per Demand Registration shall represent not less than 355,702 shares of Common Stock of the Company and (iii) there shall be no limit on the number of registrations of Form S-3 that the Company shall be obligated to effect. No Demand Registration under this Section 2.01 may require the Company to register any Registrable Securities prior to the earlier of 90 days after the closing of the Company’s IPO, or the first anniversary of the date hereof. Within ten (10) days after receipt of a demand, the Company will notify in writing all Shareholders of the demand. Any Shareholder who wants to include his or its Registrable Securities in the Demand Registration must notify the Company within ten (10) business days of receiving the notice of the Demand Registration. Except as provided in this Article II, the Company will include in all Demand Registrations all Registrable Securities for which the Company receives the timely written demands for inclusion. All demands made pursuant to this 2.01 must specify the number of Registrable Securities to be registered and the intended method of disposing of the Registrable Securities.

(b)                                 In case the Company shall receive from any holders of Registrable Securities a written request or requests that the Company effect a registration on Form S-3 (or any successor to Form S-3 or any similar short-form registration statement) and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such holders, the Company will:

(1)                                  promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Shareholders holding Registrable Securities; and

(2)                                  as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Shareholders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Shareholder joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 2.01(b):

(i)                                     if Form S-3 (or any successor or similar form) is not available for such offering by the Shareholders;

(ii)                                  if the Company has effected two (2) registrations

pursuant to this Section 2.01(b) within the twelve (12) months immediately preceding a request pursuant to this Section 2.01(b) and such registrations have been declared or ordered effective and each remains effective in accordance with Section 2.07 hereof; or

(iii)                               if the Shareholders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than $1,000,000, or

(iv)                              if the Company shall furnish to the Shareholders a certificate signed by the Chairman of the Board of Directors of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such Form S-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than ninety (90) days after receipt of the request of the Shareholders under this Section 2.01(b); provided, that such right to delay a request shall be exercised by the Company not more than twice in any twelve (12) month period, or

(v)                                 in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

Section 2.02  Form of Registration.  The Demand Registration will be on Form S-3 whenever the Company is permitted to use such form, unless the Shareholders or the underwriter reasonably request registration on an expanded form. The Company will use commercially reasonable efforts to qualify for registration on Form S-3.

Section 2.03  Registration Expenses.  The Company will pay all Registration Expenses for or in connection with any Demand Registrations.

Section 2.04  Selection of Underwriters.  If the Shareholders initiating the Demand Registration determine that such registration shall be underwritten, then the Company shall select the investment banker(s) and manager(s) that will administer the offering; provided, that the Shareholders shall have given their prior written consent to such selection (which consent shall not be unreasonably delayed, conditioned or withheld). The Company and the Shareholders whose shares are being registered shall enter into a customary underwriting agreement with such investment banker(s) and manager(s).

Section 2.05  Priority on Demand Registration.  If the managing underwriter gives the Company and the holders of the Registrable Securities being registered a written opinion that the number of Registrable Securities requested to be included in the Demand Registration exceeds the number of securities that can be sold, the Company will include in the registration only the number of Registrable Securities that the underwriters believe can be sold. The number of securities registered shall be allocated, first to the Shareholders requesting the Demand Registration, then pro rata among the other Shareholders, on the basis of the total number of Registrable Securities requested to be included in the registration and then to the Company, to the extent it wishes to register newly issued shares. In addition, if the managing underwriter shall advise the Company, in writing or otherwise, that an underwriters’ over-allotment option, not in excess of 15% of the total offering to be so effected, is necessary or desirable for the marketing of such offering, all Registrable Securities which are to be included in such offering pursuant to this Section 2.05 shall be allocated first to the primary portion of such offering and then to the underwriters’ over allotment portion on the basis of the priority described in the preceding sentence.

Section 2.06  Delay in Filing.  Notwithstanding the foregoing, the Company may delay in filing a registration statement in connection with a Demand Registration and may withhold efforts to cause the registration statement to become effective, if the Company’s board of directors determines in good faith (as certified to the Shareholders in writing by the chairman of the board of the Company) that such registration would be seriously detrimental to the Company because (1) it would interfere with or affect the negotiation or completion of any transaction or other material event that is being contemplated by the Company (whether or not a final decision has been made to undertake such transaction) at the time the right to delay is exercised, (2) it would involve initial or continuing disclosure obligations that would not be in the best interest of the Company’s shareholders or (3) the Nasdaq Biotechnology Index is, at the time of the proposed registration, below 850 points (on a 1000 point scale), which delay may only be implemented during the one year period beginning on the first anniversary of the date hereof. The Company may exercise such right to delay or withhold efforts not more than twice in any twelve (12) month period and for not more than ninety (90) days at a time. If, after a registration statement becomes effective, the Company advises the Shareholders that the Company considers it appropriate for the registration statement to be amended, the holders of such shares shall suspend any further sales of their registered shares until the Company advises them that the registration statement has been amended. The time period referred to in 5.01(c) during which the registration statement must be kept current after its effective date shall be extended for an additional number of business days equal to the number of business days during which the right to sell shares was suspended pursuant to the preceding sentence.

Section 2.07  Effective Demand Registration.  A registration shall not constitute a Demand Registration until it has become effective and remains continuously effective for the lesser of (i) the period during which all Registrable Securities registered in the Demand Registration are sold and (ii) 180 days (or 365 days in connection with a registration on Form S-3); provided, however, that a registration shall not constitute a Demand Registration if (w) after such Demand Registration has become effective, such registration or the related offer, sale or distribution of Registrable Securities thereunder is interfered with by any stop order, injunction or other order or requirement of the SEC or other governmental agency or court for any reason not attributable to the Shareholders requesting the Demand Registration or the Shareholders requesting to be included in such registration and such interference is not thereafter eliminated within five (5) business days, or (x) the conditions specified in the underwriting agreement, if any, entered into in connection with such Demand Registration are not satisfied or waived, other than by reason of a failure of the Shareholders requesting the Demand Registration or the Shareholders requesting to be included in such registration, or (y) in connection with an underwritten offering, the number of Registrable Securities registered by the Company in such Demand Registration is less than fifty percent (50%) of the number of Registrable Securities requested to be included in such Demand Registration, or (z) in connection with a registration on Form S-3, the number of Registrable Securities registered by the Company in such Demand Registration is less than one hundred percent (100%) of the number of Registrable Securities requested to be included in such Demand Registration.

Section 2.08  Requirement to Register.  Notwithstanding anything else contained in this Agreement to the contrary, to the extent a Shareholder has been restricted or otherwise prevented nom registering any of such Registrable Securities for a period of eighteen (18) months from the date of any demand for Demand Registration pursuant to this Article II, due to, among other things, any provisions contained in this Agreement, then (a) such Shareholder shall be permitted to exercise any of its Demand Registration or Piggyback Registration rights hereunder (subject to the provisions hereof), (b) the Company shall be obligated to, as soon as practicable upon exercise of such rights, in accordance with the terms hereof, register all of such Registrable Securities immediately without regard to any delaying, prioritizing or restrictive provisions and (c) from the effective date of the registration statement filed pursuant to such Shareholder’s Demand Registration or Piggyback Registration until six (6) months following completion of the sale of such Registrable Securities, the Company shall not register or make any public sale or public distribution of its equity securities (except pursuant to registrations on Form S-8 or S-4 or any successor to such forms).

ARTICLE III

PIGGYBACK REGISTRATIONS

Section 3.01  Right to Piggyback.  Whenever the Company proposes to register (including on behalf of a selling shareholder) any of its securities under the Securities Act (except for the registration of securities to be offered pursuant to an employee benefit plan on Form S-8, pursuant to a registration made on Form S-4, or pursuant any successor to such form then in effect) at any time other than pursuant to a Demand Registration and the registration form to be used may be used for the registration of the Registrable Securities (a “Piggyback Registration”), it will so notify in writing all Shareholders of Registrable Securities no later than the earlier to occur of (i) the tenth (10th) day following the Company’s receipt of notice of exercise of other demand registration rights, if applicable, or (ii) forty-five (45) days prior to the anticipated filing date. Subject to the provisions of Section 3.03, the Company will include in the Piggyback Registration all Registrable Securities, on a pro rata basis based upon the total number of Registrable Securities with respect to which the Company has received written requests for inclusion within fifteen (15) business days after the applicable Shareholder’s receipt of the Company’s notice. Such Registrable Securities may be made subject to an underwriters’ over-allotment option, if so requested by the managing underwriter of such Piggyback

Registration, if any. The Shareholders may withdraw all or any part of the Registrable Securities from a Piggyback Registration at any time before ten (10) business days prior to the effective date of the Piggyback Registration. The Company, the Shareholders and any Person who hereafter become entitled to register its securities in a Piggyback Registration initiated by the Company must sell their securities on the same terms and conditions. A registration of Registrable Securities pursuant to this Article III shall not be counted as a Demand Registration under Article II.

Section 3.02  Piggyback Expenses.  The Company shall pay all Registration Expenses for or in connection with any Piggyback Registrations.

Section 3.03  Priority on Piggyback Registrations.  If the managing underwriter of any Piggyback Registration gives the Company its written opinion that the total number or dollar amount of securities requested to be included in the registration exceeds the number or dollar amount of securities that can be sold, the Company will include the securities in the registration in the following order of priority: (i) first, all securities the Company or the holder for whom the Company is effecting the Piggyback Registration, as the case may be, proposes to sell; (ii) second, up to the full number or dollar amount of Registrable Securities requested to be included in the registration (allocated pro rata among the Shareholders on the basis of the dollar amount or number of Registrable Securities requested to be included, as the case may be); and (iii) third, any other securities (provided they are of the same class as the securities sold by the Company) requested to be included, allocated among the holders of such securities in such proportions as the Company and those holders may agree. In the event that the managing underwriter advises the Company that an underwriters’ over-allotment option is necessary or advisable, the preceding priority shall apply first to the determination of which securities are to be included in the primary portion of such registration and then to the underwriter over-allotment.

Section 3.04  Selection of Underwriters.  If any Piggyback Registration is to be an underwritten offering, the Company will select the investment banker(s) and manager(s) that will administer the offering. The Company and the Shareholders whose shares are being registered shall enter into a customary underwriting agreement with such investment banker(s) and manager(s).

ARTICLE IV

HOLDBACK AGREEMENTS

Section 4.01  Restrictions on Public Sale by Securities Holders.  In connection with the Company’s IPO, each Shareholder shall enter into an agreement pursuant to which such Shareholder shall agree not to make any public sale or distribution of equity securities of the Company (except as part of the underwritten registration effected pursuant to the IPO, a Demand Registration or a Piggyback Registration or pursuant to registrations on Forms S-8 or any successor form), including a sale pursuant to Rule 144, during such customary period prior to and following the effective date of the Company’s IPO as any managing underwriter(s) of such underwriting may reasonably request, provided, that (a) such period shall not continue longer than 180 days following the effective date of the IPO registration statement and (b) all officers, directors, and 5% shareholders of the Company agree to the same restriction, which restricted period can be extended only with the written consent of the Shareholders affected thereby.

Section 4.02  Restrictions on Public Sale by the Company and Others.  The Company agrees not to make any public sale or public distribution of its equity securities, or any securities convertible into or exchangeable for its equity securities, including a sale under Regulation D under the Securities Act or any other exemption under the Securities Act (except as part of the underwritten registration effected pursuant to a Demand Registration or a Piggyback Registration or pursuant to registrations on Forms S-8 or S-4 or any successor to such forms), during such customary period prior to and following the effective date of any underwritten Demand Registration or any underwritten Piggyback Registration as any managing underwriter(s) of such underwriting may reasonably request. The Company also agrees to use commercially reasonable efforts to cause each holder of at least 5% (on a fully-diluted basis) of its equity securities (other than Registrable Securities) or any securities convertible into or exchangeable or exercisable for its equity securities (other than Registrable Securities), purchased from the Company at any time on or after the date of this Agreement (other than in a registered public offering), to agree not to make any public sale or distribution of those securities, including a sale pursuant to Rule 144 (except as part of the underwritten registration, if permitted), during the seven (7) days prior to and the 180 days after the effective date of the registration as the managing underwriter(s) of such underwriting may reasonably request.

ARTICLE V

REGISTRATION PROCEDURES

Section 5.01  Obligations of the Company.  Whenever the Shareholders request the registration of any Registrable Securities pursuant to this Agreement, the Company shall use its best efforts to register and to permit the sale of the Registrable Securities in accordance with the intended method of disposition. To carry out this obligation, the Company shall as expeditiously as practicable:

(a)                                  prepare and file with the SEC a registration statement on the appropriate form and use commercially reasonable efforts to cause the registration statement to become effective. At least ten (10) days before filing a registration statement or prospectus or at least three (3) business days before filing any amendments or supplements thereto, Company will furnish to counsel for the Shareholders as a group (which counsel shall be selected by the Shareholders holding a majority in interest of the Registrable Securities to be included in a Demand Registration) copies of all documents proposed to be filed for that counsel’s review and approval, which approval shall not be unreasonably withheld or delayed;

(b)                                 immediately notify each seller of Registrable Securities of any stop order threatened or issued by the SEC and take all actions reasonably required to prevent the entry of a stop order or if entered to have it rescinded or otherwise removed;

(c)                                  prepare and file with the SEC such amendments and supplements to the registration statement and the corresponding prospectus necessary to keep the registration statement effective for 180 days (365 days in connection with a registration on Form S-3) or such shorter period as may be required to sell all Registrable Securities covered by the registration statement; and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by the registration statement during each period in accordance with the sellers’ intended methods of disposition as set forth in the registration statement;

(d)                                 furnish to each seller of Registrable Securities a sufficient number of copies of the registration statement, each amendment and supplement thereto (in each case including all exhibits), the corresponding prospectus (including each preliminary prospectus), and such other documents as a seller may reasonably request to facilitate the disposition of the seller’s Registrable Securities;

(e)                                  use its best efforts to register or qualify the Registrable Securities under securities or blue sky laws of jurisdictions in the United States of America as any seller requests and do any and all other reasonable acts and things that may be necessary or advisable to enable the seller to consummate the disposition of the seller’s Registrable Securities in such jurisdiction; provided, however, that the Company shall not be obligated to qualify as a foreign corporation to do business under the laws of any jurisdiction in which it is not then qualified or to file any general consent to service of process;

(f)                                    notify each seller of Registrable Securities, at any time when a prospectus is required to be delivered under the Securities Act, of any event as a result of which the prospectus or any document incorporated therein by reference contains an untrue statement of a material fact or omits to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which such statements were made, and prepare a supplement or amendment to the prospectus or any such document incorporated therein so that thereafter the prospectus will not contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which such statements were made;

(g)                                 cause all registered Registrable Securities to be listed on each securities exchange, if any, on which similar securities issued by the Company are then listed;

(h)                                 provide an institutional transfer agent and registrar and a CUSIP number for all Registrable Securities on or before the effective date of the registration statement;

(i)                                     enter into (and perform its obligations under) such customary agreements (including an underwriting agreement in customary form) and take all other actions in connection with those agreements as the underwriters, if any, reasonably request to expedite or facilitate the disposition of the Registrable Securities;

(j)                                     make available for inspection by any seller of Registrable Securities, any underwriter participating in any disposition pursuant to the registration statement, and any attorney, accountant, or other agent of any seller or underwriter, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors and employees to supply all information requested by any seller, underwriter, attorney, accountant, or other agent in connection with the registration statement; provided that an appropriate and customary confidentiality agreement is executed by any such seller, underwriter, attorney, accountant or other agent;

(k)                                  in connection with any underwritten offering, obtain a “comfort” letter from the Company’s independent public accountants in customary form and covering those matters customarily covered by “comfort” letters as the Shareholders or the managing underwriter reasonably requests (and, if the Company is able after using commercially reasonable efforts, the letter shall be addressed to Shareholders, the Company and the underwriters);

(l)                                     in connection with any underwritten offering, furnish, at the request of any Shareholder or underwriter(s) of the offering, an opinion of counsel representing the Company for the purposes of the registration, in the form and substance customarily given to underwriters in an underwritten public offering, reasonably satisfactory to counsel representing the Shareholders and the underwriter(s) of the offering, addressed to the underwriters and to the Shareholders;

(m)                               use its best efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, an earnings statement complying with the provisions of Section 11(a) of the Securities Act and covering the period of at least twelve (12) months, but not more than eighteen (18) months, beginning with the first month after the effective date of the Registration Statement (or such other earnings statement required by and filed with the SEC);

(n)                                 cooperate with each seller of Registrable Securities and each underwriter participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with the NASD; and

(o)                                 take all other steps reasonably necessary to effect the registration of the Registrable Securities contemplated hereby.

Section 5.02  Seller Information.  In the event of any registration by the Company, from time to time, the Company may require each seller of Registrable Securities subject to the registration to furnish to the Company information regarding such seller and the distribution of the securities subject to the registration, and such seller shall furnish all such information reasonably requested by the Company.

Section 5.03  Underwritten Offering.  Notwithstanding anything to the contrary contained herein, no Person may participate in any underwritten registration without (a) agreeing to sell securities on the basis provided in underwriting arrangements, and (b) completing and executing all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required by the underwriting arrangements.

Section 5.04  Notice to Discontinue.  Each Shareholder agrees by acquisition of such securities that, upon receipt of any notice from the Company of any event of the kind described in Section 5.01(f), the Shareholder will discontinue disposition of Registrable Securities until the Shareholder receives copies of the supplemented or amended prospectus contemplated by Section 5.0l(f). In addition, if the Company requests, the Shareholder will deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in the Shareholder’s possession, of the prospectus covering the Registrable Securities current at the time of receipt of the notice. If the Company gives any such notice, the time period mentioned in Section 5.01(c) shall be extended by the number of days elapsing between the date of notice and the date that each seller receives the copies of the supplemented or amended prospectus contemplated in Section 5.0l(f).

Section 5.05  Notice by Shareholders.  Whenever the Shareholders have requested that any Registrable Securities be registered pursuant to this Agreement, those Shareholders shall notify the Company, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event, which as to any Shareholder is (a) to his or its respective knowledge, (b) solely within his or its respective knowledge, and (c) solely as to matters concerning that Shareholder, as a result of which the prospectus included in the registration statement contains an untrue statement of a material fact or omits to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE VI

REGISTRATION EXPENSES

Section 6.01  Generally.  All Registration Expenses incident to the Company’s performance of or compliance with this Agreement shall be paid as provided in this Agreement the term “Registration Expenses” includes without limitation all registration filing fees, reasonable professional fees and other reasonable expenses of the Company’s compliance with federal, state and other securities laws (including fees and disbursements of counsel for the underwriters in connection with state or other securities law qualifications and registrations), printing expenses, messenger, telephone and delivery expenses; reasonable fees and disbursements of counsel for the Company; reasonable fees and disbursement of all independent certified public accountants (including the expenses of any audit or “comfort” letters required by or incident to performance of the obligations contemplated by this Agreement); fees and expenses of the underwriters (excluding discounts and commissions); fees and expenses of any special experts retained by the Company at the request of the managing underwriters in collection with the registration; and applicable stock exchange and NASD registration and filing fees. The term “Registration Expenses” does not include the Company’s internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit and the fees and expenses incurred in connection with the listing of the securities to be registered on each securities exchange on which similar securities issued by the Company are then listed, all of which shall be paid by the Company, nor does it include underwriting fees or commissions or transfer taxes, all of which shall be paid by the sellers of Registrable Securities.

Section 6.02  Other Expenses.  To the extent the Company is not required to pay Registration Expenses, each Shareholder of securities included in any registration will pay those Registration Expenses allocable to the Shareholder’s securities so included, and any Registration Expenses not allocable will be borne by all sellers in proportion to the number of securities each registers.

ARTICLE VII

INDEMNIFICATION

Section 7.01  Indemnification by Company.  In the event of any registration of Registrable Securities under the Securities Act pursuant to this Agreement, to the full extent permitted by law, the Company agrees to indemnify each Shareholder, its affiliates, and their officers, directors, trustees, partners, employees, advisors and agents (including brokers or dealers acting on their behalf), and each Person who controls the Shareholder (within the meaning of the Securities Act and the Exchange Act) against all losses, claims, damages, liabilities and expenses caused by (i) any violation by the Company of the Securities Act, the Exchange Act, any state securities or blue sky laws or any rule or regulation thereunder, or (ii) any untrue or allegedly untrue statement of material fact contained in any registration statement under which such Registrable Securities were registered under the Securities Act, any prospectus or preliminary prospectus contained therein or any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which such statements were made; provided, however, that the Company will not be liable in any such case if and to the extent that any such loss, claim, damage, liability or expense arises out of or is based upon (A) an untrue or allegedly untrue statement or omission or alleged omission resulted from information that the Shareholder furnished in writing to the Company expressly for use therein or (B) an untrue statement or alleged untrue statement or omission or alleged omission that was contained in a preliminary prospectus and collected in a final prospectus, and such seller failed to deliver a copy of the final prospectus, which was provided to seller in a timely manner and in accordance with the delivery requirements of the Securities Act. In connection with a firm or best efforts underwritten offering, to the extent customarily required by the managing underwriter, the Company will indemnify the underwriters, their officers and directors and each Person who controls the underwriters (within the meaning of the Securities Act and the Exchange Act), to the extent customary in such agreements.

Section 7.02  Indemnification by Shareholders.  In connection with any registration statement, each participating Shareholder will furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any registration statement or prospectus and each Shareholder agrees to indemnify, to the extent permitted by law, the Company, its directors, officers, trustees, partners, employees, advisors and agents (including brokers or dealers acting on their behalf), and each Person who controls the Company (within the meaning of the Securities Act and the Exchange Act) against any losses, claims, damages, liabilities and expenses resulting from any untrue or allegedly untrue statement of a material fact or any omission or alleged omission to state a material fact required to be stated in the registration statement or prospectus or any amendment thereof or supplement thereto necessary to make the statements therein not misleading in light of the circumstances under which such statements were made, but only to the extent that the untrue or allegedly untrue statement or omission or alleged omission is contained in or omitted from any information or affidavit the Shareholder furnished in writing to the Company expressly for use therein and only in an amount not exceeding the net proceeds received by the Shareholder with respect to securities sold pursuant to such registration statement. In connection with a firm or best efforts underwritten offering, to the extent customarily required by the managing underwriter, each participating Shareholder will indemnify the underwriters, their officers and directors and each Person who controls the underwriters (within the meaning of the Securities Act and the Exchange Act), to the extent customary in such agreements.

Section 7.03  Indemnification Proceedings.  Any Person entitled to indemnification under this Agreement will (a) give prompt notice to the indemnifying party of any claim with respect to which it seeks indemnification and (b) unless in the indemnified party’s reasonable judgment a conflict of interest may exist between the indemnified and indemnifying parties with respect to the claim, permit the indemnifying party to assume the defense of the claim with counsel reasonably satisfactory to the indemnified party. If the indemnifying party does not assume the defense, the indemnifying party will not be liable for any settlement made without its consent (but that consent may not be unreasonably withheld). No indemnifying party will consent to entry of any judgment or will enter into any settlement (a) that does not include as an unconditional term thereof the claimant’s or plaintiff’s release of the indemnified party from all liability concerning the claim or litigation or (b) that contains any admission of guilt on the part of any indemnified party. An indemnifying party who is not entitled to or elects not to assume the defense of a claim will not be under an obligation to pay the fees and expenses of more than one counsel in each applicable jurisdiction for all parties indemnified by the indemnifying party with respect to the claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between the indemnified party and any other indemnified party with respect to the claim, in which event the indemnifying party shall be obligated to pay the fees and expenses of no more than one additional counsel for the indemnified parties.

Section 7.04  Contribution If the indemnification provided for in Section 7.01 or 7.02 is unavailable to an indemnified party in respect of any losses, claims, damages, liabilities or expenses referred to therein, then each indemnifying party thereunder shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the Company and the participating Shareholders in connection with the statements or omissions that resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative fault of the Company and the participating Shareholders shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or by the participating Shareholders and the parties’ relative intent, knowledge, and opportunity to correct the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact.

The parties hereto agree that it would not be just and equitable if contribution pursuant this Section 7.04 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding anything herein to the contrary, no participating Shareholder shall be required to contribute any amount in excess of the lesser of (i) the net proceeds of the offering (before deducting expenses, if any) received by such participating Shareholder less the amount of any damages that such participating Shareholder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission, and (ii) the proportion of the total losses, claims, damages, liabilities or expenses indemnified against equal to the proportion of the total amount of securities sold under such registration statement sold by such participating Shareholder. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

Section 7.05  Miscellaneous.  The amount paid or payable by an indemnified party as a result of the losses. claims, damages and liabilities referred to in this Article VII will be deemed to include, subject to the limitations set forth above, any reasonable legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. The indemnification and contribution provided for in this Article VII will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified parties or any officer, director, employee, agent or controlling person of the indemnified parties.

ARTICLE VIII

RULE 144

The Company covenants that, in the event it becomes a reporting company pursuant to Section 12 of the Exchange Act, it will use its best efforts to file, in a timely manner, the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder, and it will take such commercially reasonable further action as any Shareholder reasonably may request, all to the extent required from time to time, to enable such Shareholder to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (a) Rule 144 under the Securities Act, or (b) any similar rule or regulation hereafter adopted by the SEC. Upon the request of any Shareholder, the Company will deliver to such Shareholder a written statement as to whether it has complied with Rule 144’s or any successor rule’s requirements. The Company also covenants that in such event it will provide all such information and it will take such further action as any Shareholder reasonably may request to enable such Shareholder to sell Registrable Securities without registration under the Securities Act within the limitation of Rule 144 under the Securities Act or any successor rule requirements.

ARTICLE IX

MISCELLANEOUS

Section 9.01  Recapitalizations. Exchanges. etc.  The provisions of this Agreement shall apply to the full extent set forth herein with respect to (a) the shares of Common Stock or Preferred Stock held by the Shareholder, (b) any and all shares of capital stock of the Company into which the shares of such Common Stock or Preferred Stock are converted, exchanged or substituted in any recapitalization or other capital reorganization by the Company, and (c) any and all equity securities of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in conversion of, in exchange for or in substitution of, such shares of Common Stock or Preferred Stock. The provisions of this Agreement and shall be deemed appropriately adjusted for any stock dividends, splits, reverse splits, combinations, recapitalizations and the like occurring after the date hereof. If requested by the Shareholders, the Company shall use its best efforts to cause any successor or assign (whether by sale, merger or otherwise) to enter into a new registration rights agreement with the Shareholders on terms substantially the same as this Agreement as a condition of any such transaction, provided that the absence of such new agreement shall not alter in any respect the obligations of the successor or assign under this Agreement by virtue of the operation of Section 9.02 below.

Section 9.02  Benefit of Parties; Assignment.  All of the terms and provisions of this Agreement shall be binding on and inure to the benefit of the parties and their respective successors and assigns, including without limitation (a) all subsequent holders of securities entitled to the benefits of this Agreement who agree in writing to become bound by the terms of this Agreement and (b) any legal successor to the Company or its business (whether by way of sale, merger or otherwise). Without limiting the generality of the foregoing, this Agreement and the rights and obligations of a holder of Registrable Securities hereunder may be assigned, in whole or in part, upon notice to the Company, to a Person who owns) or simultaneously with the assignment of the rights under this Agreement to such Person, will own, the shares of capital stock of the Company. In addition, the provisions of Article VII and Section 9.04(b) are for the express benefit of the indemnified parties identified therein.

Section 9.03  Cooperation.  The parties agree that after execution of this Agreement they will from time to time, upon the request of any other party and without further consideration, execute, acknowledge and deliver in proper form any further instruments and take such other action as any other party may reasonably require to carry out effectively the intent of this Agreement.

Section 9.04  Other Agreements.

(a)  The Company agrees to use its commercially reasonable best efforts to cause each of the parties to whom registration rights have previously been granted to execute this Agreement and to agree that this Agreement shall supercede all such previously executed registration rights including, but not limited to, the Registration Rights Agreement dated April 18, 1995 among the Company, The Johns Hopkins University and Genetics Institute, Inc., and the Registration Rights Agreement dated December 18, 1996 between the Company and the Maryland Department of Business and Economic Development. Any such party executing this Agreement hereby agrees that each of the previously mentioned agreements, as applicable, is hereby terminated and of no further force and effect. Except with the prior written consent of Celera, the Company will not enter into any agreement with respect to its securities that shall grant to any Person registration rights that in any way conflict with or are prior in right to the rights granted to Celera under this Agreement.

(b)  The Company represents and warrants that the grant of registration rights under this Agreement does not conflict with or violate the registration rights previously granted by the Company to The Johns Hopkins University, Genetics Institute, Inc. and the Maryland Department of Business and Economic Development under the agreements referred to in clause (a) above, and the existence of those previously granted registration rights, and the exercise thereof, will not prevent Celera or any of its permitted transferees from realizing the full intended benefit of this Agreement under the express terms hereof. The Company agrees to indemnify, defend, and hold harmless Celera and its permitted transferees, their affiliates, and their respective officers, directors, trustees, partners employees, advisors and agents, against all losses, claims, damages, liabilities and expenses caused by a breach of the representation and warranty contained in the preceding sentence.

Section 9.05  No Agency.  The relationship among the parties to this Agreement shall be strictly contractual in nature and, except as required “by or implicit in law, there shall not be any agency or fiduciary relationship among them arising out of this Agreement. No party to this Agreement shall identify itself as or hold itself out to be the agent of any other party to this Agreement or an affiliate of any such other party.

Section 9.06  GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT CONSIDERATION OF PRINCIPLES OF CONFLICTS OR CHOICE OF LAWS.

Section 9.07  Specific Performance: Remedies.  Each of the parties agrees that damages for a breach of or default under this Agreement would be inadequate and that in addition to all other remedies available at law or in equity that the parties and their successors and assigns shall be entitled to specific performance or injunctive relief or both, in the event of a breach or a threatened breach of this Agreement. In any legal action or proceeding brought to enforce any provision of this Agreement, the prevailing party shall be entitled to recover all reasonable expenses, charges, court costs and reasonable attorneys’ fees in addition to any other available remedy at law or in equity. All rights and remedies specified herein are in addition to, and not in substitution of, all rights and remedies available at law or in equity.

Section 9.08  Notices.  All notices, requests, demands or other communications made pursuant to this Agreement shall be in writing in the English language and shall be deemed to have been dully given upon receipt when delivered personally, by mail, by courier, by facsimile, telegram, telex or similar means of communication (in all instances other than delivery by mail with confirmation by mail to be provided by the party giving notice) to the recipient party, to the following addresses:

(a)	If to Celera, to:

PE Corporation (NY)
Celera Genomics Group
45 West Gude Drive
Rockville, Maryland 20850
Facsimile: (240) 453-3460
Telephone: (240) 453-3000
Attention: President

with a copy to:

Applera Corporation
301 Merritt 7
Norwalk, Connecticut 06851
Facsimile: (203) 840-2922
Telephone: (203) 840-2000
Attention: Secretary

(b)	If to the Company, to:

MetaMorphix, Inc.
1450 South Rolling Road
Baltimore, Maryland 21227
Attention: Edwin C. Quattlebaum, Ph.D., President,
Chairman and CEO
Facsimile: (410) 455-5885

with a copy to:

Shapiro Sher & Guinot, P.A.
2000 Charles Center South
36 South Charles Street
Baltimore, Maryland 21201
Attention: William E. Carlson, Esquire
Facsimile: (410) 539-7611

(c)                                  If to any Shareholder other than Celera, to such Shareholder’s address as set forth on such Shareholder’s signature page to this Agreement.

Any party may change its address for purposes of this Section 9.08 by notice to the others of such change in the manner specified above. Notices, requests, demands or other communications shall be deemed given (i) if delivered personally, upon delivery, (ii) if delivered by registered or certified mail (postage prepaid, return receipt requested), upon the earlier of actual delivery or three (3) business days after being mailed, (iii) if delivered by overnight courier or similar service, upon delivery, or (iv) if given by telecopy, upon receipt of confirmation of transmission by telecopy; provided that if such notices or other communications would otherwise be deemed given on a day which is not a business day, the delivery shall be deemed the first business day following such day.

Section 9.09  Entire Agreement.  This Agreement constitutes the entire and sole agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes any prior or contemporaneous understanding, agreements, representations or warranties, whether oral or written, with respect to the subject matter hereof.

Section 9.10  Severability.  Any provision of this Agreement which may be determined by any court of competent jurisdiction to be prohibited or unenforceable in any jurisdiction shall as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any such prohibition or unenforceability in such jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Moreover, if any one or more provisions contained in this Agreement shall for any reason be held by any court of competent jurisdiction to be excessively broad as to time, duration, geographical scope, activity or subject, it shall be construed, by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

Section 9.11  Time.  Subject to any required notice and the lapse of any applicable cure periods, time is of the essence of this Agreement with respect to each and every provision of this Agreement in which time is specifically expressed to be a factor.

Section 9.12  Modification, Amendment, Waiver.  No modification or amendment of any provision of this Agreement shall be effective unless approved in writing by the parties to the Agreement. No party shall be deemed to have waived compliance by any other party with any provision of this Agreement unless such waiver is in writing, and the failure of any party at any time, to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the rights of any party thereafter to enforce such provisions in accordance with their terms. No waiver of any provision of this Agreement shall be deemed to be a waiver of any other provision of this Agreement. No waiver of any breach of any provision of this Agreement shall be deemed the waiver of any subsequent breach thereof or of any other provision of this Agreement. The foregoing notwithstanding, any modification or amendment of this Agreement or waiver of any provision of this Agreement approved by Shareholders holding a majority of Registrable Securities shall be binding on all Shareholders, provided that no Shareholder shall be bound by any amendment, modification or waiver which does not apply to all Shareholders or which adversely affects the rights of such Shareholder in a manner which differs from, or to an extent greater than, the effect on any other holder.

Section 9.13  Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, with the same effect as if all parties had signed the same document. All such counterparts will be deemed to be an original, shall be construed together and shall constitute One and the same instrument.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

PE CORPORATION (NY) acting through its CELERA GENOMICS GROUP

By:	Ugo D. DeBlasi
Ugo D. DeBlasi
Assistant Controller

METAMORPHlX, INC.

By:	Edwin C. Quattlebaum
	Name:	Edwin C. Quattlebaum, Ph.D.
	Title:	President, Chairman and CEO

This Registration Rights Agreement is hereby executed by the Shareholder below as of the date set forth below.

SHAREHOLDER:

Individuals:

Print Name:

Entities:

Name of Entity:		American Home Products Corporation by and through Genetics Institute, LLC

By:	Jeffrey S. Sherman
	Name:	Jeffrey S. Sherman
	Title:	Vice President

Address of Shareholder:

Date of Execution:

[SHAREHOLDER SIGNATURE PAGE TO METAMORPHIX, INC.
REGISTRATION RIGHTS AGREEMENT]